UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 29, 2010

ECB BANCORP, INC.

(Exact name of registrant as specified in its charter)

North Carolina	000-24753	56-2090738
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Post Office Box 337 Engelhard, North Carolina	27824
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (252) 925-9411

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 29, 2010, our subsidiary, The East Carolina Bank (the “Bank”), entered into a Severance and Change in Control Agreement with Thomas M. Crowder who serves as our and the Bank’s Executive Vice President and Chief Financial Officer.

Under the Agreement, if the Bank terminates Mr. Crowder’s employment without “cause” (as defined in the Agreement) prior to February 8, 2012, it will be obligated to pay him a lump-sum amount equal to his base salary for six months.

If, within twelve months following a “change in control” (as defined in the Agreement), Mr. Crowder’s employment is terminated without cause, or, subject to certain conditions, a “termination event” occurs and Mr. Crowder resigns, the Bank will be obligated to:

•

pay Mr. Crowder, in 18 equal monthly payments, an amount equal to 1.50 times his “base amount” as that term is defined in Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”); and

•	reimburse him for the cost of continued COBRA insurance coverage for up to 18 months under the Bank’s group insurance plans, if he chooses to purchase that coverage.

If the Bank terminates Mr. Crowder’s employment without cause prior to the effective time of a change in control, but following the date on which our or the Bank’s Board of Directors takes action to approve an agreement relating to the change in control, and if the change in control becomes effective, then, for purposes of the Agreement, the termination of his employment will be treated as having occurred at the effective time of the change in control.

A “termination event” will be considered to have occurred following a change in control if:

•	Mr. Crowder’s base salary rate is materially reduced;

•

his insurance or similar plans or benefits are materially reduced in their level, scope, or coverage, or are eliminated without being replaced with substantially similar plans or benefits, unless the reduction or elimination applies proportionately to all salaried employees;

•	he is transferred to a job location more than 75 miles from his principal work location when the change in control becomes effective; or

•

if, following the change in control, the Bank continues to exist as a separate entity, his duties or responsibilities are materially reduced such that he no longer serves in the same position that he occupied immediately prior to the change in control; or, if the Bank no longer exists as a separate entity, his duties or responsibilities are materially reduced such that he no longer serves as an executive officer of the Bank’s successor or does not report directly to the successor’s Chairman, President, or Chief Executive Officer.

The Agreement provides for the Bank to advance to Mr. Crowder the sum of $51,000 for the purpose of his payment of expenses associated with the relocation of his principal residence and for which he is has agreed to repay the Bank with interest at the rate of 2.69% per annum. However, on each February 8 following the date of the Agreement, if Mr. Crowder remains employed by the Bank, the Bank will forgive one-third of the total payment obligation, plus interest on that amount, with the effect that, if Mr. Crowder remains employed by the Bank for three years, his full obligation to the Bank will have been forgiven. Also, if, prior to February 8, 2013, the Bank terminates Mr. Crowder’s employment without cause, or he dies while employed by the Bank, the Bank will forgive his then-current remaining payment obligation. However, if, prior to that date, Mr. Crowder resigns from his employment, or his employment otherwise terminates or is terminated other than as described above, he will be remain obligated to pay the then-current remaining balance of his obligation to the Bank.

The Agreement provides that, notwithstanding its other terms:

•

the Bank has no obligation to make any payment or provide any compensation or other benefit to Mr. Crowder (including any payment in connection with any termination of his employment), or forgive any portion of Mr. Crowder’s payment obligation to the Bank, to the extent that the Bank’s Board of Directors or its Compensation Committee determines that such payment, compensation, forgiveness or other benefit would violate or be prohibited by or inconsistent with applicable law, rules, regulations and guidance restricting or pertaining to the compensation of officers and employees of participants in the U.S. Department of the Treasury’s TARP Capital Purchase Program; and

•

if the aggregate of payments to be made to Mr. Crowder under the Agreement in connection with a change in control, plus any other payments or benefits which he receives or is deemed to have received as a result of the change in control, would be treated as a “parachute payment” as that term is defined in Section 280G of the Code, then payments under the Agreement may be modified or reduced to the extent the Bank’s Board of Directors considers necessary to avoid the imposition of excise taxes under Section 4999 of the Code and the disallowance of a deduction under Section 280G(a) of the Code.

The terms of the Agreement were approved by our Board of Directors’ independent Compensation Committee.

Item 9.01.	Financial Statements and Exhibits.

Exhibits. The following exhibit is furnished with this Report:

Exhibit No.	Exhibit Description

10.01	Copy of Severance and Change in Control Agreement with Thomas M. Crowder

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

ECB BANCORP, INC.
(Registrant)

Date:	April 1, 2010	By:	/S/ A. Dwight Utz
A. Dwight Utz
President and Chief Executive Officer

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